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EXHIBIT 23.4

Independent Auditors’ Consent

The Board of Directors and Stockholders
Neuberger Berman Inc.:

We consent to the incorporation by reference in the Amendment No. 3 to the Registration Statement on Form S-4 (“Registration Statement”) of Lehman Brothers Holdings Inc. of our report dated January 27, 2003, with respect to the consolidated statement of financial position of Neuberger Berman Inc. and subsidiaries (“Neuberger Berman”) as of December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended and the related financial statement schedule, which report is included in the Annual Report on Form 10-K of Neuberger Berman, and to the references to our firm under the headings “Experts” and “Selected Historical Financial Data of Neuberger” in the Registration Statement.

New York, New York
October 1, 2003